Exhibit (a)(1)(C)

Helix Announces Pricing of Convertible Senior Notes Offering

HOUSTON, March 13, 2018—Helix Energy Solutions Group, Inc. (NYSE:HLX) announced today it has priced an offering of $125 million principal amount of 4.125% Convertible Senior Notes due 2023 (the “2023 Notes”). Helix intends to use the net proceeds from the offering to repurchase all of its currently outstanding $60.115 million principal amount of 3.25% Convertible Senior Notes due 2032 (the “2032 Notes”) in its previously announced offer to repurchase the 2032 Notes and to repay borrowings under its outstanding term loan. To the extent that any of the 2032 Notes are not purchased in its repurchase offer, Helix may use a portion of the net proceeds from the offering to repurchase or redeem the remaining 2032 Notes. Helix expects to close the offering of the 2023 Notes on or about March 20, 2018, subject to the satisfaction of customary closing conditions. Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers for the offering.

The 2023 Notes are to be issued via an underwritten public offering, resulting in expected net proceeds of approximately $121.2 million, after deducting underwriting fees and estimated offering expenses. Interest on the 2023 Notes will be paid semi-annually on March 15 and September 15 of each year beginning on September 15, 2018. During certain periods and subject to certain conditions, the 2023 Notes will be convertible by holders based on an initial conversion rate of 105.6133 shares of common stock per $1,000 principal amount of 2023 Notes, which is equivalent to an initial conversion price of approximately $9.47 per share of common stock, subject to adjustment. Upon conversion, holders will receive, at Helix’s discretion, cash, shares of Helix’s common stock or a combination thereof.

In addition, the holders of the 2023 Notes may require Helix to repurchase the 2023 Notes under certain circumstances, and Helix may redeem all or any portion of the 2023 Notes, at its option, on or after March 15, 2021, subject to certain conditions, at a redemption price payable in cash equal to 100% of the principal amount of the 2023 Notes to be redeemed, plus accrued and unpaid interest and a “make-whole premium” with a value equal to the present value of the remaining scheduled payments of interest on the notes to be redeemed through September 15, 2023.

The 2023 Notes are being offered pursuant to an effective shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”). Copies of the prospectus and prospectus supplement relating to the offering may be obtained from the offices of Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, 4th Floor, New York, New York 10152, Telephone: 800-326-5897, Email: cmclientsupport@wellsfargo.com or Merrill Lynch, Pierce, Fenner & Smith Incorporated, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Email: dg.prospectus_requests@baml.com. Electronic copies of the prospectus and prospectus supplement may also be obtained, when available, by visiting EDGAR on the SEC’s website at www.sec.gov.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding our strategy; any statements regarding visibility and future utilization; any projections of financial items; any statements regarding future operations expenditures; any statements regarding the plans, strategies and objectives of management for future operations; any statements regarding our ability to enter into and/or perform commercial contracts; any statements concerning developments; any statements regarding future economic conditions or performance; any statements regarding the offering and the use of proceeds therefrom; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to the results of the repurchase offer; market conditions; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays, which includes delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ultimate ability to realize current backlog; employee management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the SEC, including Helix’s most recently filed Annual Report on Form 10-K and in Helix’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. We assume no obligation and do not intend to update these forward-looking statements except as required by the securities laws.

2